May 31, 2000



Mr. Kevin Rakin
Senior Vice President and
Executive Financial Officer
Genaissance Pharmaceuticals, Inc.
Five Science Park
New Haven, CT  06511                                 REVISED JUNE 7, 2000
                                                     --------------------

Dear Mr. Rakin:

FINOVA Capital Corporation ("we" or "Lessor") is pleased to enter into the following leasing arrangement with Genaissance Pharmaceuticals, Inc. ("you" or "Lessee") on the terms and conditions hereinafter set forth.

The outline of this Commitment is as follows:

LESSEE:                             Genaissance Pharmaceuticals, Inc.

LESSOR:                             FINOVA Capital Corporation.

EQUIPMENT:                          Perkin Elmer ABI Prism 3700 DNA Analyzers

CREDIT LINE:                        $10,000,000 line of credit for Equipment.
                                    All Equipment is subject to review and
                                    acceptance by Lessor.

EQUIPMENT LOCATION:                 Five Science Park, New Haven, CT  06511

ANTICIPATED DELIVERY:               May 2000 through December 2000

CLOSING DATE:                       The date that the Lessor makes payment
                                    for the Equipment covered under each
                                    schedule to the Master Lease (each a
                                    "Schedule" and collectively the "Schedules") with an aggregate cost of not less than $250,000, but no later than December 20, 2000.

TERM - A:                           For take downs funded (1.) prior to Lessee's
                                    Initial Public Offering OR (2.) after
                                    Lessee's Initial Public Offering for less than $65,000,000, from each Closing Date until 38 months from the first day of the month next following or coincident with that Lease Term Commencement.

TERM - B:                           For take downs funded after Lessee's Initial
                                    Public Offering for equal to or greater than $65,000,000, from each Closing Date until 48 months from the first day of the month next following or coincident with that Lease Term
                                    Commencement.

MONTHLY RENT - A:                   Monthly Rent equal to 2.925% of Equipment
                                    Cost would be payable monthly in advance.
                                    First and last months rent due in advance.

MONTHLY RENT - B:                   Monthly Rent equal to 2.448% of Equipment
                                    Cost would be payable monthly in advance.
                                    First and last months rent due in advance.

ADJUSTMENT TO MONTHLY
RENT PAYMENTS - A:                  If on the second business day preceding the
                                    Closing Date for each Schedule, the highest yield for three-year U.S. Treasury Notes as published in THE WALL STREET JOURNAL is greater or less than the yield on April 14, 2000, the Monthly Rent Payments shall be increased or decreased to reflect such change in the yield. The yield as of April
                                    14, 2000 was 6.30%. As of the Closing Date, the Monthly Rent Payments shall be fixed for the entire term.

ADJUSTMENT TO
RENTAL PAYMENTS - B:                If on the second business day preceding the
                                    Closing Date for each Schedule, the highest yield for four-year U.S. Treasury Notes as published in THE WALL STREET JOURNAL is greater or less than the yield on April 14, 2000, the Monthly Rent Payments shall be increased or decreased to reflect such change in the yield. The yield as of April
                                    14, 2000 was 6.36%. As of the Closing Date, the Monthly Rent Payments shall be fixed for the entire term

INTERIM RENT:                       Interim Rent shall accrue from each Closing
                                    Date until the 29th day of the month (27th day of the month in the case of February) unless the Closing Date is on the 30th or 31st day of a month. If the Closing Date is the 31st day of a month, Interim Rent shall accrue until the 29th day of the next following month. If the Closing Date is the 30th day of a month, there shall be no Interim Rent. Interim Rent shall be at the daily equivalent of the currently adjusted
                                    Monthly Rent Payment.

PURCHASE AGREEMENT - A:             The Lessee shall purchase all (but not less
                                    than all) the Equipment at the expiration of the term of each Schedule for twelve and one-half percent (12.5%), plus applicable sales and other taxes.

PURCHASE AGREEMENT - B:             The Lessee shall purchase all (but not less
                                    than all) the Equipment at the expiration of the term of each Schedule for ten percent
                                    (10%), plus applicable sales and other
                                    taxes.

NET LEASE:                          The Lease shall be a net-net-net lease
                                    containing the usual provisions in the
                                    Lessor's lease agreements and such other or different provisions that are agreed to by the parties. The

                                    Lessee shall be responsible for maintenance, insurance, taxes, and all other costs and expenses.

TAXES: Sales or use taxes shall be added to the Equipment Cost or collected on the gross rentals, as appropriate. In the event that Lessee claims a tax exempt status, the Lessee shall provide to Lessor a tax exemption certificate acceptable to Lessor.

INSURANCE:                          Prior to any delivery of Equipment, the
                                    Lessee shall furnish confirmation of
                                    insurance acceptable to the Lessor covering the Equipment including primary, all risk, physical damage, property damage and bodily injury with appropriate loss payee endorsement in favor of the Lessor.



WARRANT COVERAGE:                   In consideration for this Commitment by the
                                    Lessor, Lessee shall grant to the Lessor upon Lessee's acceptance of this Commitment
                                    Letter, warrants to purchase 41,666 shares of the common stock of the Lessee at an exercise price of $12.00 per share (the
                                    "Pre-IPO Warrants"). These warrants shall be exercisable from their date of grant until the close of business five years from the date of grant. These warrants shall contain
                                    (a) piggyback registration rights, including underwriter cutbacks or eliminations substantially similar to these contained in the warrant from Lessee to Lessor issued as of March 31, 2000, (b) antidilution protection and nondiscriminatory liquidation rights, substantially similar to these contained in the warrant from Lessee to Lessor issued as of March 31, 2000, and (c) cashless exercise (conversion) provisions.
                                    The Pre-IPO Warrants however will be subject to conversion at a later date (at Lessee's option) into warrants for common shares in whole or in part if Lessee consummates an initial public offering of equity securities of Lessee with proceeds of a least
                                    $65,000,000, a "Qualified IPO", on or before December 20, 2000 (expiration of line commitment). For each Closing following a Qualified IPO and for only that portion of the line still available, a calculated number of Pre-IPO Warrants shall be convertible to common stock warrants having an exercise price equal to 125% of the IPO price (herein referred to as the "Post-Qualified IPO

                                    Warrants"). The calculation, where "AF" is the amount funded at all post-Qualifed IPO closings is:

                                    ($10,000,000 - AF)/ ($10,000,000) x 41,666 =
                                    Pre-IPO Warrants

                                    (AF x .03)/(1.25 x IPO Price) =
                                    Post-Qualified IPO Warrants

ADDITIONAL COVENANTS:               There shall be no actual or threatened
                                    material conflict with, or material
                                    violation of, any regulatory statute,
                                    standard or rule relating to the Lessee, its present or future operations, or the Equipment.

                                    All statements made by the Lessee shall be correct and shall not omit any statement necessary to make the information supplied not be misleading. There shall be no breach of the representations and warranties of the Lessee in the Lease. The representations shall include that the Equipment Cost of each item of the Equipment does not exceed the fair and usual price for like quantity purchases of such item and reflects all discounts, rebates and allowances for the Equipment given to Lessee or any affiliate of Lessee by the manufacturer, supplier or anyone else including, without limitation, discounts for advertising, prompt payment, testing or other services.

                                    The Lessor shall not be responsible for any failure of suppliers or manufacturers of the Equipment or their distributors to perform their obligations to the Lessor or the Lessee.



                                    FINANCIAL REPORTING. During the period of the Commitment and the Term of the Lease, Lessee shall deliver to Lessor or cause to be delivered to Lessor the Lessee's quarterly financial statements within 45 days following the end of each respective fiscal quarter and annual financial statements within 90 days following the end of each respective fiscal year. All annual financial statements shall be prepared in accordance with generally accepted accounting principles ("GAAP") and be audited by a reputable firm of certified public accountants acceptable to Lessor, and shall be accompanied by a certificate executed by such certified public accountants to the effect that the Lessee has complied with all covenants contained in the Lease Documents and there are no events of default thereunder ("Compliance Certificate"). All quarterly financial statements may be internally prepared in accordance with GAAP, and accompanied by a Compliance Certificate executed by the Lessee's Chief Financial Officer.

FEES AND EXPENSES:                  The Lessee shall be responsible for the
                                    Lessor's fees and expenses in connection with the transaction, including the expenses of counsel to prepare and review the documentation.

COMMITMENT FEE:                     With the acceptance of this Commitment
                                    by the Lessee, a Commitment Fee of $50,000 shall be then due the Lessor. The
                                    Application Fee of $50,000 previously paid by the Lessee shall be considered as the Commitment Fee. The Commitment Fee (at our discretion shall be first applied to our Fees and Expenses in connection with this transaction) and any remainder shall be applied on a pro rata basis to the second
                                    Monthly Rent Payment of each Schedule.

SURVIVAL:                           This Commitment Letter shall survive
                                    closing. However, if there is any conflict between the terms and conditions of the Master Lease Agreement and Schedules and those of this Commitment Letter, the Master
                                    Lease Agreement and Schedules shall control.

This Commitment and the Closing of each Schedule contemplated herein are subject, amongst other things, to receipt by us, in form and substance satisfactory to us and our counsel, at or prior to Closing, of:

         (i) all documentation and other requirements set forth herein including but not limited to the Lease Documents and other requirements set forth herein and as may be required by our counsel; and

         (ii) our receipt, in form and substance satisfactory to us, of all financial and credit information requested by us, which reflects no material adverse change in your condition, business, financial or otherwise; and

         (iii) evidence that the Equipment is free and clear of all liens and encumbrances; and

         (iv) evidence of such insurance required by us, written by insurers and in amounts satisfactory to us; and

         (v) such opinions of your outside counsel, certificates, waivers, releases, Uniform Commercial Code Financing Statements, due diligence searches, and further documents as may be required by us or our counsel; and

         (vi) evidence that no payment is past due to the Lessor from the Lessee, whether as a borrower, a lessee, a guarantor or in some other capacity and that there be no default under any agreement, instrument or document between the Lessor and the Lessee (including, without limitation, the Lease Documents); and

         (vii) evidence that the Lessee is in compliance with the provisions of this Commitment; and

         (viii) our receipt of evidence satisfactory to us, in our sole discretion that the subject transaction is environmentally acceptable. We shall have the right to require you to retain the services of a firm acceptable to us and knowledgeable in environmental matters to perform environmental investigations of the Equipment and real property owned, operated or occupied by you (including, without limitation, the Equipment Location) and the surrounding areas.

                  Such investigation may include, but not be limited to, soil and ground water testing to fully identify the scope of any environmental issues impacting the transaction (including Phase I and/or Phase II environmental reports). The scope and results of such investigations must be satisfactory to us, in our sole discretion.

In addition to all other conditions and requirements set forth herein, this Commitment and the closing of each Schedule contemplated hereunder shall be subject, in our sole judgment, that there be no material adverse change in your financial, business or other condition. This Commitment is not assignable without our prior written consent. We reserve the right to cancel this Commitment in the event you or any of your officers, employees, agents or representatives has made any misrepresentation to us or has withheld any information from us with regard to the transaction contemplated hereby.

As used in this Commitment, the terms "satisfactory to us" or "acceptable to us" or "satisfactory to our counsel" or "acceptable to our counsel" or terms of similar import mean satisfactory or acceptable to us or our counsel in our or its sole judgment and discretion.

This Commitment and the Lease Documents shall be governed by the laws of the State of Delaware. Any dispute arising under this Commitment shall be litigated by you only in any federal or state court located in the State of Arizona, or any state court located in Maricopa County, Arizona; and you hereby irrevocably submit to the personal jurisdiction of such courts and waive any objection that may exist as to venue or convenience of such forums. Nothing contained herein shall preclude us from commencing any action in any court having jurisdiction thereof.

In the event that the Schedules do not close prior to January 1, 2001 because of your failure to satisfy the conditions for the closing, or because of a material adverse change in your financial, business or other condition, this Commitment shall terminate and we shall have no liability to you and we shall retain, as earned, the Commitment Fee.

In the event we fail to complete this transaction and such failure is not because of your inability to satisfy all the conditions for closing or a material adverse change in your financial, business or other condition, our liability shall be limited to a return of the Commitment Fee, less Fees and Expenses due hereunder.

Please execute the copy of this letter acknowledging your acceptance of the terms hereof and return it to us. If a copy of this Commitment is not executed and returned by you on or before June 13, 2000, this Commitment shall be deemed withdrawn.


                                             Sincerely,

                                     FINOVA CAPITAL CORPORATION.

                                             By  /s/ Dannion C. Mcgary
                                               -----------------------------
                                                    Dannion C. McGary
                                                    Vice President - Credit


Accepted this ____ day of June, 2000


GENAISSANCE PHARMACEUTICALS, INC.



By:      /s/ Kevin Rakin
   ----------------------------------------------------------
         Kevin Rakin
         Executive Vice President and Chief Financial Officer